EXHIBIT 10.3

PROMISSORY NOTE
$700,000	February 23, 2007

FOR VALUE RECEIVED, Wits Basin Precious Minerals Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Company”), hereby unconditionally promises to pay to Andrew Green, a resident of the State of Ohio, or his successors and assigns (the “Holder”) on or before March 31, 2007 (the “Maturity Date”), the principal sum of Seven Hundred Thousand Dollars ($700,000.00) (the “Principal”), together with accrued and unpaid interest thereon at a rate of six percent (6%) per annum, calculated on the basis of actual days elapsed in a year of 365 days.

Article 1
PAYMENTS

1.1 Manner of Payment. All payments of Principal and interest on this Note, whether in cash or upon Optional Exercise of Derivative Securities (pursuant to the terms of Section 2.1 hereof), shall be made at such place as the Holder shall designate to the Company in writing. If any payment of Principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Minnesota.

1.2 Prepayment. This Note may be prepaid in cash or other immediately available funds, in whole or in part by the Company at any time and from time to time, without premium or penalty. At Holder’s option, any payments on this Note shall be applied first to pay Holder for all costs of collection of any kind, including reasonable attorneys’ fees and expenses, next to the payment of interest accrued through the date of payment, and thereafter to the payment of Principal.

Article 2
OPTIONAL EXERCISE OF DERIVATIVE SECURITIES IN PAYMENT

2.1 Optional Exercise of Derivative Securities Upon Maturity. In the event the Principal and accrued interest under this Note is not paid in full on or prior to the Maturity Date, until such time that the this Note is satisfied in full, the applicable portion of the outstanding balance on this Note, including accrued and unpaid interest, as of the end of the day of the Maturity Date (the “Maturity Balance”) may, at the option of either the Company or Holder (the “Optional Exercise”), be converted into the payment of the aggregate exercise price relating to the “Derivative Securities”, such term to be defined herein as any or all, or a combination of (at the discretion of the party exercising the option, of the (i) outstanding warrants (“Warrants”) issued in the name of Holder to purchase an aggregate of 3,550,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”) at an original exercise price of $0.12 per share, but for which the parties hereby agree the exercise price shall be reduced from $0.12 per share to $.09125 per share, and (ii) outstanding rights of Holder to purchase up to 3,000,000 shares of the Common Stock at a purchase price per share of $0.20, as originally provided pursuant to that certain Amendment to Secured Convertible Promissory Note dated April 1, 2006 by and between Holder and the Company, the term of such right as extended to March 31, 2007 by that certain Standby Joint Venture Financing Agreement dated August 18, 2006 and as further extended by the terms of this Note to December 31, 2007. Upon the Optional Exercise, the Derivative Securities shall be deemed exercised in accordance with their respective terms. In the event, and to the extent, the Maturity Balance is greater than the aggregate exercise price of the Derivative Securities, the difference between such amounts shall be due and payable by the Company on the demand of Holder.

2.2 Mechanics and Effect of Optional Exercise. In the event either Holder or the Company shall elect an Optional Exercise, Holder shall, within a reasonable time, be required to physically surrender this Note and, if such election relates to the Warrants, any and all original certificates representing the Warrants to the Company; provided that, Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid Principal and interest of this Note, or, after the Maturity Date, the Maturity Balance (together with accrued and unpaid interest thereon), is satisfied in full. The Holder and the Company shall maintain records showing the outstanding Principal and interest under the Note and the Optional Exercises, if any, in a manner reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any payment, in cash or pursuant to the Optional Exercise, in an amount that does not fully satisfy the obligations of the Company hereunder. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, and further subject to the limitation on transfer set forth herein, if any portion of this Note is paid in cash or by Optional Exercise, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Principal and any accrued and unpaid interest on this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following a payment or Optional Exercise of a portion of this Note, the unpaid Principal amount of this Note may be less than the amount stated on the face hereof.

Article 3
DEFAULT

3.1 Default. The occurrence of any of the following events shall constitute a “Default” under this Note:

a. The Company’s failure to remit to Holder the Principal or interest hereof as the same becomes due hereunder;

b. The Company’s assignment for the benefit of creditors, or filing of a petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors;

c. The Company’s application for, or voluntary permission of, the appointment of a receiver of trustee for any or all Company property;

d. any action or proceeding described in the foregoing paragraphs b and c is commenced against the Company and such action or proceeding is not vacated within 60 days of its commencement; or

e. The Company’s dissolution or liquidation.

3.2 Remedies Upon Default. Upon any Default:

a. Holder may without further notice declare the entire remaining Principal or Maturity Balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable; and Holder’s failure to declare the entire remaining Principal or Maturity Balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable shall not constitute a waiver by Holder of its right to so declare at any other time;

b. Holder may employ an attorney to enforce its rights and remedies hereunder and Company hereby agrees to pay Holder’s reasonable attorneys’ fees and other reasonable expenses incurred by Holder in exercising any of Holder’s rights and remedies upon Default.

c. Holder’s rights and remedies provided hereunder shall be cumulative and may be pursued singly, successively or together in Holder’s sole discretion; and Holder’s failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

Article 4
MISCELLANEOUS

4.1 Transferability. Without the prior written consent of the Company, Holder is prohibited from transferring its right, title and interest in this Note.

4.2 Waiver. The Company hereby waives presentment, demand, protest and notice of dishonor and protest. No waiver of any right or remedy of the Holder under this Note shall be valid unless in a writing executed by the Holder and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the Holder of this Note shall be cumulative and may be exercised singly, concurrently or successively

4.3 Notices. Any notice required or permitted to be given hereunder shall be given by the Company to the Holder or the Holder to the Company in accordance with the Purchase Agreement.

4.4 Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.5 Governing Law. This Note will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.

4.6 Parties in Interest. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

4.7 Section Headings. Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first stated above.

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Stephen D King
Name: Stephen D King
Title: CEO